Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Tom Shaw, CFA
Under Armour, Inc.
Tel: 410.843.7676
Media:
Diane Pelkey
Under Armour, Inc.
Tel: 410.246.5927

FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS THIRD QUARTER NET REVENUES GROWTH OF 24%; UPDATES FULL YEAR NET REVENUES AND OPERATING INCOME OUTLOOK TO HIGH END OF PRIOR RANGES

•	Third Quarter Net Revenues Increased 24% to $575 Million

•	Third Quarter Diluted EPS Increased 23% to $0.54

•	Company Updates 2012 Net Revenues Outlook to Approximately $1.82 Billion (+24%)

•	Company Updates 2012 Operating Income Outlook to Approximately $207 Million (+27%)

Baltimore, MD (October 25, 2012) – Under Armour, Inc. (NYSE: UA) today announced financial results for the third quarter ended September 30, 2012. Net revenues increased 24% in the third quarter of 2012 to $575 million compared with net revenues of $466 million in the prior year’s period. Net income increased 25% in the third quarter of 2012 to $57 million compared with $46 million in the prior year’s period. Diluted earnings per share for the third quarter of 2012 were $0.54 on weighted average common shares outstanding of 107 million compared with $0.44 per share on weighted average common shares outstanding of 105 million in the prior year’s period.

Third quarter Apparel net revenues increased 22% to $445 million compared with $363 million in the same period of the prior year, driven by strength across Men’s, Women’s, and Youth apparel businesses. Third quarter Footwear net revenues increased 21% to $63 million from $52 million in the prior year’s period, primarily driven by new 2012 running styles, including UA Spine. Third quarter Accessories net revenues increased 37% to $54 million from $40 million in the prior year’s period, primarily led by headwear. Direct-to-Consumer net revenues, which represented 24% of total net revenues for the third quarter, grew 31% year-over-year.

Kevin Plank, Chairman, CEO, and President of Under Armour, Inc., stated, “The third quarter marks our twelfth consecutive quarter with apparel growth in excess of 20% and our tenth consecutive quarter of net revenues growth surpassing 20%. This growth reflects our core belief that when we innovate and add value for the athlete, we win. Our recent expansion of the UA Storm platform is a great example of our unwavering pursuit of innovation. The Women’s category remains a major focus and huge opportunity for us as a brand and the strong sell-throughs we are seeing in new products such as Studio and ArmourBra give us confidence that we are resonating with our consumers. Our success in innovation extended to Footwear with the successful launch this past quarter of UA Spine running footwear and will continue with our upcoming UA Spine extension into basketball and our December introduction of the UA Cam Highlight trainer.”

Gross margin for the third quarter of 2012 was 48.7% compared with 48.4% in the prior year’s quarter, primarily reflecting more favorable North American apparel product margins. Selling, general and administrative expenses as a percentage of net revenues were 32.9% in the third quarter of 2012 compared with 32.3% in the prior year’s period, primarily reflecting the timing of marketing expenses. Marketing expenses for the third quarter of 2012 were 11.4% of net revenues compared with 10.4% in the prior year’s quarter. Third quarter operating income grew 21% to $91 million compared with $75 million in the prior year’s period.

Balance Sheet Highlights

Cash and cash equivalents increased to $157 million at September 30, 2012 compared with $68 million at September 30, 2011. The Company had no borrowings outstanding under its $300 million revolving credit facility at September 30, 2012. Inventory at September 30, 2012 decreased 2% to $312 million compared with $319 million at September 30, 2011. Long-term debt, including current maturities, decreased to $72 million at September 30, 2012 from $80 million at September 30, 2011.

Updated 2012 Outlook

The Company had previously anticipated 2012 net revenues in the range of $1.80 billion to $1.82 billion, representing growth of 22% to 24% over 2011, and 2012 operating income in the range of $205 million to $207 million, representing growth of 26% to 27% over 2011. Based on current visibility, the Company now expects 2012 net revenues of approximately $1.82 billion, representing growth of 24% over 2011, and 2012 operating income of approximately $207 million, representing growth of 27% over 2011. The Company now expects an effective tax rate of approximately 37.0%, compared to an effective tax rate of 38.2% for 2011. The Company continues to anticipate fully diluted weighted average shares outstanding of approximately 106 million to 107 million for 2012.

Mr. Plank concluded, “I am proud of what our team has accomplished so far this year and we are well positioned for growth in 2013 and beyond. I emphasize ‘team’, as we continue to make great strides with the additions of seasoned leadership in Supply Chain, Women’s, and International. These investments illustrate our commitment to realizing our long-term vision of one day having our Women’s business larger than Men’s, Footwear larger than Apparel, and our International business larger than our U.S. business.”

Conference Call and Webcast

The Company will provide additional commentary regarding its third quarter results as well as its updated 2012 outlook during its earnings conference call today, October 25th, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company’s financial results are also available online at http://investor.underarmour.com/results.cfm.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The brand’s moisture-wicking fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional products. The Company’s products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, and Guangzhou, China. For further information, please visit the Company’s website at www.ua.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex, global business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.

For the Three and Nine Months Ended September 30, 2012 and 2011

(Unaudited; in thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,				Nine Months Ended September 30,
	2012	% of Net Revenues	2011	% of Net Revenues	2012	% of Net Revenues	2011	% of Net Revenues

Net revenues	$575,196	100.0%	$465,523	100.0%	$1,329,058	100.0%	$1,069,558	100.0%
Cost of goods sold	294,805	51.3%	240,422	51.6%	703,996	53.0%	564,627	52.8%

Gross profit	280,391	48.7%	225,101	48.4%	625,062	47.0%	504,931	47.2%

Selling, general and administrative expenses	189,411	32.9%	150,136	32.3%	497,959	37.4%	397,466	37.2%

Income from operations	90,980	15.8%	74,965	16.1%	127,103	9.6%	107,465	10.0%

Interest expense, net	(1,303)	(0.2%)	(1,552)	(0.3%)	(3,978)	(0.3%)	(2,428)	(0.2%)
Other income (expense), net	(31)	0.0%	(1,193)	(0.3%)	561	0.0%	(2,065)	(0.2%)

Income before income taxes	89,646	15.6%	72,220	15.5%	123,686	9.3%	102,972	9.6%
Provision for income taxes	32,329	5.6%	26,233	5.6%	45,040	3.4%	38,605	3.6%

Net income	$57,317	10.0%	$45,987	9.9%	$78,646	5.9%	$64,367	6.0%

Net income available per common share
Basic	$0.55		$0.45		$0.75		$0.62
Diluted	$0.54		$0.44		$0.74		$0.61

Weighted average common shares outstanding
Basic	104,515		103,116		104,228		103,058
Diluted	106,795		105,055		106,157		104,954

NET REVENUES BY PRODUCT CATEGORY

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	% Change	2012	2011	% Change

Apparel	$444,643	$363,383	22.4%	$980,823	$798,646	22.8%
Footwear	63,153	52,034	21.4%	194,241	150,355	29.2%
Accessories	54,379	39,672	37.1%	123,234	95,602	28.9%

Total net sales	562,175	455,089	23.5%	1,298,298	1,044,603	24.3%
Licensing revenues	13,021	10,434	24.8%	30,760	24,955	23.3%

Total net revenues	$575,196	$465,523	23.6%	$1,329,058	$1,069,558	24.3%

NET REVENUES BY GEOGRAPHIC SEGMENT

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	% Change	2012	2011	% Change

North America	$543,089	$433,646	25.2%	$1,254,508	$1,006,194	24.7%
Other foreign countries	32,107	31,877	0.7%	74,550	63,364	17.7%

Total net revenues	$575,196	$465,523	23.6%	$1,329,058	$1,069,558	24.3%

Under Armour, Inc.

As of September 30, 2012, December 31, 2011 and September 30, 2011

(Unaudited; in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 9/30/12	As of 12/31/11	As of 9/30/11

Assets

Cash and cash equivalents	$157,047	$175,384	$67,859
Accounts receivable, net	311,001	134,043	235,907
Inventories	312,158	324,409	318,888
Prepaid expenses and other current assets	42,726	39,643	31,163
Deferred income taxes	19,370	16,184	18,187

Total current assets	842,302	689,663	672,004

Property and equipment, net	170,157	159,135	163,256
Intangible assets, net	4,815	5,535	2,916
Deferred income taxes	20,544	15,885	21,268
Other long term assets	40,821	48,992	40,694

Total assets	$1,078,639	$919,210	$900,138

Liabilities and Stockholders’ Equity
Revolving credit facility	$—	$—	$30,000
Accounts payable	112,187	100,527	103,343
Accrued expenses	81,802	69,285	54,008
Current maturities of long term debt	41,552	6,882	6,046
Other current liabilities	18,300	6,913	15,967

Total current liabilities	253,841	183,607	209,364

Long term debt, net of current maturities	30,682	70,842	73,470
Other long term liabilities	35,736	28,329	25,239

Total liabilities	320,259	282,778	308,073

Total stockholders’ equity	758,380	636,432	592,065

Total liabilities and stockholders’ equity	$1,078,639	$919,210	$900,138

Under Armour, Inc.

For the Nine Months Ended September 30, 2012 and 2011

(Unaudited; in thousands)

	Nine Months Ended 9/30/12	Nine Months Ended 9/30/11

Cash flows from operating activities
Net income	$78,646	$64,367
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	31,755	25,968
Unrealized foreign currency exchange rate (gains) losses	(2,405)	3,638
Stock-based compensation	15,155	13,592
Gain on bargain purchase of corporate headquarters (excludes transaction costs of $1.9 million)	—	(3,300)
Loss on disposal of property and equipment	485	19
Deferred income taxes	(7,509)	(2,933)
Changes in reserves and allowances	3,861	2,934
Changes in operating assets and liabilities:
Accounts receivable	(180,065)	(135,405)
Inventories	12,593	(106,849)
Prepaid expenses and other assets	2,461	(23,358)
Accounts payable	10,205	18,848
Accrued expenses and other liabilities	17,611	2,770
Income taxes payable and receivable	11,195	13,625

Net cash used in operating activities	(6,012)	(126,084)

Cash flows from investing activities
Purchase of property and equipment	(37,550)	(45,281)
Purchase of corporate headquarters and related expenditures	—	(22,852)
Purchase of other long term assets	—	(1,153)
Purchase of long term investment	—	(3,700)
Change in restricted cash	(166)	(4,887)

Net cash used in investing activities	(37,716)	(77,873)

Cash flows from financing activities
Proceeds from revolving credit facility	—	30,000
Proceeds from term loan	—	25,000
Proceeds from long term debt	—	5,644
Payments on long term debt	(5,490)	(5,626)
Excess tax benefits from stock-based compensation arrangements	16,219	6,957
Payments of deferred financing costs	—	(2,324)
Proceeds from exercise of stock options and other stock issuances	13,193	10,320

Net cash provided by financing activities	23,922	69,971
Effect of exchange rate changes on cash and cash equivalents	1,469	(2,025)

Net decrease in cash and cash equivalents	(18,337)	(136,011)

Cash and cash equivalents
Beginning of period	175,384	203,870

End of period	$157,047	$67,859

Non-cash investing and financing activities
Debt assumed in connection with purchase of corporate headquarters	$—	$38,556